Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Robert Sadler
Bristol West Holdings, Inc.
Phone: (954) 316-5160

BRISTOL WEST REPORTS 2006 EARNINGS AND 10% GROWTH IN FOURTH QUARTER
PROCESSED PREMIUM

DAVIE, Fla., February 7, 2007 -- Bristol West Holdings, Inc. (NYSE: BRW) today reported earnings of $10.8 million, or $0.36 per average fully diluted share, for the quarter ended December 31, 2006 and $42.1 million, or $1.37 per average fully diluted share, for the year ended December 31, 2006.  The Company’s return on average equity for the twelve months ended December 31, 2006 was 12.3%.

Net income for the three months ended December 31, 2006 was $10.8 million compared to $11.7 million for the three months ended December 31, 2005.  Diluted earnings per share for the three months ended December 31, 2006 were $0.36 compared to $0.37 for the three months ended December 31, 2005.  During the quarter ended December 31, 2005, the Company incurred pre-tax losses from Hurricane Wilma of $2.2 million and expenses associated with the previously disclosed regulatory inquiries concerning the Company’s reinsurance agreements of $0.4 million.  Net income, excluding the after-tax effect of these items in the fourth quarter of 2005, was $13.4 million, or $0.43 per average fully diluted share, for the quarter ended December 31, 2005.

Net income for the year ended December 31, 2006 was $42.1 million compared to $54.7 million for the year ended December 31, 2005.  Diluted earnings per share for the year ended December 31, 2006 were $1.37 compared to $1.70 for the year ended December 31, 2005.  During the year ended December 31, 2006, the Company incurred a one-time non-cash pre-tax charge of $1.3 million associated with the refinancing of its credit facility, in addition to pre-tax losses of $430,000 associated with an extra-contractual verdict in California, $375,000 from hail storms in the Midwest, and $168,000 related to Hurricane Wilma.  During the year ended December 31, 2005, the Company incurred pre-tax losses from Hurricanes Katrina, Rita and Wilma of $2.5 million, as well as pre-tax expenses associated with the regulatory inquiries concerning the Company’s reinsurance agreements of $2.7 million.  Net income, excluding the after-tax effect of these items in the respective periods, for the year ended December 31, 2006 was $43.6 million, or $1.42 per average fully diluted share, compared to $58.1 million, or $1.81 per average fully diluted share, for the year ended December 31, 2005.

Jeffrey J. Dailey, the Company’s Chief Executive Officer, said, “We’re reporting growth this quarter in gross written premium resulting from the execution of our disciplined underwriting and pricing strategies and the fact that we’ve seen the fundamentals improve in many states where we operate.  We’re continuing to deploy our highly segmented product, Select 2.0, and we’ve expanded our distribution channel.  Select 2.0 is now deployed in 12 states, including our newest, Kentucky.  We remain encouraged by the market reception of the product.  As evidence of the success of our product and diversification strategy, our processed written premium outside of California grew 21% in the aggregate for the fourth quarter of 2006 compared to the fourth quarter of 2005.  Finally, we’re cautiously optimistic about market conditions in California, our largest market, where recent regulatory changes are causing an increase in demand to comply with mandatory insurance.  We are also encouraged by the new California regulations, which will soon be effective, that require auto insurers to implement procedures to verify driving mileage.”

Highlights

•

Processed written premium, or premium written before the adjustment for expected cancellations, increased by 10% in the quarter compared to the fourth quarter of 2005.  This is the second consecutive quarter that the Company has reported growth in processed written premium.

•

As previously announced, the Company began writing insurance in Kentucky by deploying its Select 2.0 product as of December 28, 2006.  With the addition of Kentucky, Bristol West now writes insurance in twenty-two states.

•	During the fourth quarter of 2006, the Company also introduced its Select 2.0 product in Indiana, Mississippi, Pennsylvania, and Michigan.

•

The Company increased the number of agencies and brokerages with which it does business by 440 in the most recent quarter to approximately 9,140, with over 12,300 locations, as of December 31, 2006 compared to approximately 8,700 and 11,700 locations as of September 30, 2006.

•	Policies in force increased 1.8% to 413,980 at December 31, 2006 from 406,488 at December 31, 2005.

•	January 2007 processed written premium increased 15% over January 2006.

Written Premium and Fees

Gross written premium was $148.5 million for the quarter ended December 31, 2006 compared to $141.6 million for the same quarter of 2005, an increase of $6.9 million, or 5%.  There was virtually no change in expected policy cancellations in the fourth quarter of 2006 compared to the addition of $6.8 million to gross written premium in the comparable quarter of 2005.  The provision for expected policy cancellations adjusts the balances of premiums receivable and unearned premiums to amounts the Company expects to ultimately collect and earn.  Gross written premium, exclusive of these changes in the provision for expected cancellations, increased $13.6 million, or 10%, to $148.5 million for the quarter ended December 31, 2006 compared to $134.9 million for the comparable quarter of 2005.  For the fourth quarter of 2006 compared to the fourth quarter of 2005, gross written premium, excluding California, grew $16.2 million, or 21% in the aggregate.

Gross written premium was $595.0 million for the year ended December 31, 2006 compared to $617.9 million for the corresponding period of 2005, a decline of 4%.  The change in expected policy cancellations added $1.9 million, or less than 1%, to gross written premium for the year ended December 31, 2006 compared to the addition of  $18.9 million, or 3%, to gross written premium for 2005.  Gross written premium, exclusive of these changes in the provision for expected cancellations, declined $5.9 million, or 1%, to $593.1 million for the year ended December 31, 2006 compared to $599.0 million for 2005.  Written premium in California declined by $37.9 million for the year ended December 31, 2006 compared to the same period of 2005.  Gross written premium, excluding California, grew $32.0 million, or 10% in the aggregate, for the year ended December 31, 2006 compared to 2005.

Net written premium was $146.4 million for the quarter ended December 31, 2006 compared to $125.1 million for the comparable quarter of 2005, an increase of $21.3 million.  Net written premium for the quarter ended December 31, 2005 was reduced by $14.0 million as a result of a 10% quota share reinsurance agreement.  The Company had no similar agreement in 2006.

Net written premium was $604.0 million for the year ended December 31, 2006 compared to $653.1 million for the comparable period of 2005, a decrease of $49.1 million.  The Company terminated quota share reinsurance agreements effective January 1, 2006 and January 1, 2005, each on a cut off basis.  The terminations resulted in an increase in net written premium in the years ended December 31, 2006 and 2005 of $18.3 million and $106.3 million, respectively.  In addition, net written premium for the year ended December 31, 2005 was reduced by $60.8 million as a result of a 10% quota share reinsurance agreement.  The Company had no similar agreement in 2006.

Fee income was $13.8 million for the quarter ended December 31, 2006 compared to $13.4 million for the quarter ended December 31, 2005, an increase of $0.4 million.  Fee income decreased to $54.7 million for the year ended December 31, 2006 from $62.5 million for 2005.  The decline in fee income for the year ended December 31, 2006 compared to 2005 was largely the result of the decline in California business, where the fee percentage is higher than in other states on average, and a reduction in installment fees.  A greater percentage of the Company’s customers are signing up for electronic funds transfer (“EFT”) payment plans, on which the Company charges lower installment fees.  The EFT business is more persistent, has lower loss costs and is less expensive to administer.

Net Investment Income

Net investment income increased 23% to $5.8 million for the quarter ended December 31, 2006 from $4.7 million for the quarter ended December 31, 2005.  For the year ended December 31, 2006, net investment income increased 25% to $21.5 million from $17.2 million for 2005.  The increases in net investment income were due to the increased size of the investment portfolio and higher investment yields in the fourth quarter and for the year compared to the same periods of 2005.

Earnings Before Taxes and Income Taxes

Income before taxes was $16.5 million for the quarter ended December 31, 2006 compared to $16.9 million for the quarter ended December 31, 2005.  For the year ended December 31, 2006, income before taxes was $64.2 million compared to $84.4 million for the corresponding period of 2005.

Federal and state income taxes were $5.7 million for the quarter ended December 31, 2006 compared to $5.2 million for the quarter ended December 31, 2005.  Federal and state income taxes were $22.1 million for the year ended December 31, 2006, representing an effective tax rate of 34.4%, down from $29.7 million and an effective tax rate of 35.2% for the corresponding period of 2005.

Key Ratios

The Company’s combined ratio was 91.6% for the fourth quarter of 2006 compared to 90.1% for the same quarter of 2005.  The loss ratio was 68.7% for the fourth quarter of 2006 compared to 66.3% for the fourth quarter of 2005, an increase of 2.4 points.  Approximately 2.3 points of the increase in the loss ratio was the result of $3.4 million of adverse development on loss and loss adjustment expense reserves during the fourth quarter of 2006, due primarily to higher bodily injury severity in California and higher litigation expense in Florida, compared to less than $0.1 million during the fourth quarter of 2005.  The expense ratio was 22.9% for the fourth quarter of 2006 compared to 23.8% for the same quarter of 2005, a decrease of 0.9 points.  The expense ratio, excluding the effect of the Company’s quota share reinsurance in 2005, declined by 1.5 points during the fourth quarter of 2006 compared to the fourth quarter of 2005.  Of this 1.5 point improvement, 1.0 points were due to a reduction of expenses incurred for outside consultants related to Sarbanes Oxley compliance and the rollout of the Company’s One-Step® point-of-sale underwriting system and legal expenses associated with the previously disclosed regulatory inquiries.

The Company’s combined ratio for the year ended December 31, 2006 was 91.4% compared to 88.0% for the corresponding period of 2005.  The loss ratio was 67.8% for the year ended December 31, 2006 compared to 66.3% for 2005.  The Company experienced slightly higher loss costs relative to net earned premium during 2006 compared to 2005, as well as 0.9 points of adverse development on loss and loss adjustment expense reserves.  The expense ratio was 23.6% for the year ended December 31, 2006 compared to 21.7% for 2005, an increase of 1.9 points.  The expense ratio, excluding the effect of the

Company’s quota share reinsurance in 2005, increased by 1.4 points during the year ended December 31, 2006 compared to 2005.  Of this 1.4 point increase, 0.4 points were due to a decrease in fee income, which is treated as a contra-expense in the expense ratio.  Fees declined primarily due to the decline in California business and a decline in installment fees resulting from increased customer use of EFT payment plans.  The remainder of the increase was primarily attributed to a higher ratio of company expenses to earned premium resulting from lower earned premium in 2006 compared to 2005.

Regulatory Inquiries

As initially reported in the second quarter of 2005, the Company received subpoenas from the Florida Office of Insurance Regulation and the Securities and Exchange Commission (the “SEC”) and a grand jury subpoena from the United States Attorney for the Southern District of New York (the “USAO”) seeking information relating to the Company’s finite reinsurance agreements.  The Company is cooperating with the Florida Office of Insurance Regulation, the SEC and the USAO.

All of the material reinsurance agreements to which the Company has been a party have been terminated and settled, and the reinsurers have been released from all future liabilities under the agreements.  Inasmuch as the governmental investigations are ongoing and the various regulatory authorities could reach conclusions different from the Company’s concerning the treatment of these transactions in the Company’s financial statements, it would be premature to reach any conclusions as to the likely outcome of these matters and their potential impact upon the Company.

Common Stock Repurchases

The Company completed the $20 million stock repurchase program authorized by the Board of Directors on October 28, 2005 during the third quarter of 2006.  For the year ended December 31, 2006, the Company repurchased 1,117,277 shares of its common stock at a total cost of $19.0 million, or an average cost of $17.05 per share.

About Bristol West

Bristol West Holdings, Inc. began its operations in 1973, and provides private passenger automobile insurance exclusively through agents and brokers in 22 states.  Bristol West is traded on the New York Stock Exchange under the symbol, BRW.

For more information about Bristol West, please visit our website, www.bristolwest.com.

Statements included in this press release that are not historical facts are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, or include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes” and similar expressions.  Forward-looking statements also include any statements concerning future financial performance (including future revenues, earnings, cash flow or growth rates), ongoing business strategies or prospects, and possible future Company actions, which may be provided by management.  Forward-looking statements are based on our current expectations and beliefs concerning future events and involve risks, uncertainties and assumptions.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.  Such factors include those factors that are more particularly described in our filings with the Securities and Exchange Commission, including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 under the heading “Item 1A.  Risk Factors.”  We believe that our forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

BRISTOL WEST HOLDINGS, INC.
COMPARATIVE INCOME STATEMENTS
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005

Revenues
Gross written premium	$148,527	$141,616	$594,964	$617,873
Net written premium	146,386	125,086	604,046	653,131
Gross earned premium	149,548	152,579	590,719	646,944

Net earned premium	$147,274	$135,506	$581,062	$595,072
Net investment income	5,783	4,718	21,464	17,188
Realized gain (loss) on investments, net	44	(89)	73	(106)
Policy service fee revenue	13,788	13,383	54,665	62,538
Other income	1,114	747	3,815	2,857

Total revenues	168,003	154,265	661,079	677,549
Expenses
Losses and loss adjustment expenses incurred	101,221	89,878	394,074	394,606
Commissions and other underwriting expenses	38,060	35,193	152,825	154,040
Other operating and general expenses (a)	10,519	11,151	42,908	40,297
Interest expense	1,677	1,158	5,729	4,229
Extinguishment of debt	—	—	1,311	—

Total costs and expenses	151,477	137,380	596,847	593,172

Income before income taxes	16,526	16,885	64,232	84,377

Income taxes	5,733	5,209	22,096	29,675

Net income	$10,793	$11,676	$42,136	$54,702

Basic earnings per share	$0.37	$0.39	$1.44	$1.78
Diluted earnings per share	$0.36	$0.37	$1.37	$1.70

Weighted average common shares outstanding	28,813,700	29,810,733	29,191,766	30,648,419
Weighted average common shares outstanding including potentially dilutive common shares	30,224,424	31,466,552	30,684,196	32,145,635

Loss ratio	68.7%	66.3%	67.8%	66.3%
Expense ratio (a)	22.9%	23.8%	23.6%	21.7%

Combined ratio	91.6%	90.1%	91.4%	88.0%

(a) Per SEC Staff Accounting Bulletin 107, Topic 14.F, “Classification of Compensation Expense Associated with Share-Based Payment Arrangements,” stock-based compensation expense should be presented in the same lines as cash compensation.  As such, stock-based compensation is no longer presented separately, and our expense ratio now includes this expense item.  Prior period amounts have been reclassified to conform to the 2006 presentation.

BRISTOL WEST HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except share data)
(Unaudited)

	December 31, 2006	December 31, 2005

Assets
Total investments	$495,727	$454,872
Cash and cash equivalents	49,293	32,399
Reinsurance receivables	40,641	61,658
Receivables, net	181,529	169,189
Goodwill	101,481	101,546
Other assets	75,888	73,692

Total assets	$944,559	$893,356

Liabilities and Stockholders’ Equity
Total policy liabilities	$428,782	$406,805
Reinsurance payables	3,265	30,590
Accounts payable and other liabilities	55,761	49,081
Long-term debt	100,000	69,925

Total liabilities	587,808	556,401

Total stockholders’ equity	356,751	336,955

Total liabilities and stockholders’ equity	$944,559	$893,356

Book value per share	$12.09	$11.13

BRISTOL WEST HOLDINGS,  INC.
SUPPLEMENTAL DATA
(Unaudited)

GROSS WRITTEN PREMIUM PRODUCTION BY STATE
($ in millions)

	Three months ended December 31,			Twelve months ended December 31,
			% Change			% Change
State	2006	2005		2006	2005

California	$54.9	$57.5	-4.5%	$239.5	$277.4	-13.7%
Florida	31.1	21.4	45.3%	106.0	91.2	16.2%
Michigan	16.1	19.7	-18.3%	70.3	83.5	-15.8%
South Carolina	10.1	4.9	106.1%	28.8	20.2	42.6%
Texas	9.0	5.0	80.0%	31.0	22.5	37.8%
Pennsylvania	4.8	5.9	-18.6%	23.9	18.0	32.8%
Colorado	3.8	1.7	123.5%	12.0	7.4	62.2%
New Hampshire	2.8	3.9	-28.2%	13.5	15.7	-14.0%
Maine	2.4	3.3	-27.3%	11.8	14.1	-16.3%
Virginia	2.3	2.2	4.5%	10.9	9.1	19.8%
All Other (includes 12 states)	11.2	9.4	19.1%	45.4	39.9	13.8%

Gross written premium, before change in expected policy cancellation provision	$148.5	$134.9	10.1%	$593.1	$599.0	-1.0%

Change in expected policy cancellation provision	—	6.8	n/m	1.9	18.9	n/m

Gross written premium	$148.5	$141.7	4.8%	$595.0	$617.9	-3.7%

BRISTOL WEST HOLDINGS, INC.
SUPPLEMENTAL DATA
($ in thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005

Underwriting Results Before Reinsurance
Revenues
Gross earned premium	$149,548	$152,579	$590,719	$646,944
Expenses
Losses and loss adjustment expenses incurred	113,178	102,750	420,369	431,791
Commissions	22,456	22,068	87,700	95,371
Other underwriting expenses	15,572	17,402	65,023	70,964
Other operating and general expenses	10,519	11,151	42,908	40,297

Total underwriting expenses	161,725	153,371	616,000	638,423

Gross underwriting result	(12,177)	(792)	(25,281)	8,521
Policy service fee revenue and other income	14,902	14,130	58,480	65,395

Pretax underwriting income	$2,725	$13,338	$33,199	$73,916

Gross loss ratio	75.7%	67.3%	71.2%	66.7%
Gross expense ratio	22.5%	23.9%	23.2%	21.8%

Gross combined ratio	98.2%	91.2%	94.4%	88.5%

Reinsurance Ceded Results
Revenues
Ceded earned premium	$2,274	$17,073	$9,657	$51,872
Expenses
Ceded losses and loss adjustment expenses incurred	11,957	12,872	26,295	37,185
Ceding commissions	(32)	4,277	(102)	12,295

Total underwriting expenses	11,925	17,149	26,193	49,480

Ceded underwriting (loss) income	$(9,651)	$(76)	$(16,536)	$2,392

Ceded loss ratio	525.8%	75.4%	272.3%	71.7%
Ceded expense ratio	-1.4%	25.1%	-1.1%	23.7%

Ceded combined ratio	524.4%	100.5%	271.2%	95.4%

Net Underwriting Results
Revenues
Net earned premium	$147,274	$135,506	$581,062	$595,072
Expenses
Net losses and loss adjustment expenses incurred	101,221	89,878	394,074	394,606
Commissions - net of reinsurance	22,488	17,791	87,802	83,076
Other underwriting expenses	15,572	17,402	65,023	70,964
Other operating and general expenses	10,519	11,151	42,908	40,297

Total underwriting expenses	149,800	136,222	589,807	588,943

Net underwriting result	(2,526)	(716)	(8,745)	6,129
Policy service fee revenue and other income	14,902	14,130	58,480	65,395

Pretax underwriting income	$12,376	$13,414	$49,735	$71,524

Net loss ratio	68.7%	66.3%	67.8%	66.3%
Net expense ratio	22.9%	23.8%	23.6%	21.7%

Net combined ratio	91.6%	90.1%	91.4%	88.0%

	December 31,

Reinsurance Balances	2006	2005

Reinsurance recoverable on paid and unpaid losses and loss adjustment expenses	$37,911	$31,517
Prepaid reinsurance	2,730	21,470
Ceding commission receivable	—	8,671
Reinsurance payables	(3,265)	(30,590)

Net balance	$37,376	$31,068